Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities
Corporation Subject to Rule 10f-3 Under the Investment
Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD MAY 1, 2000
THROUGH OCTOBER 31, 2000

			    	   Date    	   Shares  	Price per
Security*                       Purchased       Purchased         Share


Tycom Ltd.                     7/26/00        46,200     $32.00



				    % of
 Shares		  Total		 Offering
Purchased        Shares         Purchased                  Shares
 By Fund	Offered		    By		Purchased  Held
  Group         (000)           Group (1)           From   10/31/00


3,996,400  61,130        6.54%          Smith Barney       0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offering to the public.

**      Indicates the purchase of an Eligible Rule 144A Security

1) Purchases by all Alliance Funds, including the Fund, may not exceed:

a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principle amount of the offering of such class; or

b) if purchased in an Eligible Rule 144A Offering, 25% of the total of
(i) the principle amount of the offering of such class sold by underwriter of members of the selling syndicate to qualified institutional buyers,plus
(ii) the principle amount of the offering of such class in any concurrent public offering.